Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[(1)]	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, £1.00 par value	Other[(2)]	2,400,000[(3)]	$54.16[(2)]	$129,984,000	$147.60 per $1,000,000	$19,185.64
Equity	Ordinary Shares, £1.00 par value	Other[(2)]	100,000[(4)]	$54.16[(2)]	$5,416,000	$147.60 per $1,000,000	$799.40
Total Offering Amounts					$135,400,000		$19,985.04
Total Fee Offsets							$ —
Net Fee Due							$19,985.04

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement covers an indeterminable number of additional ordinary shares par value £1.00 per share of LivaNova PLC (the "Ordinary Shares") that may be offered and issued under the Amended and Restated LivaNova PLC 2022 Incentive Award Plan (the "A&R 2022 Plan") and the LivaNova PLC 2015 Incentive Award Plan, as amended (the "2015 Plan"), to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2) Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on a price of $54.16 per Ordinary Share, which is the average of the high and low price per Ordinary Share as reported by the Nasdaq Global Select Market on June 7, 2024.

(3) Represents Ordinary Shares being registered pursuant to the A&R 2022 Plan.

(4) Represents Ordinary Shares being registered pursuant to the 2015 Plan.